                                  EXHIBIT 99.1

                GULF SOUTH AGREES TO ACQUIRE GATEWAY HEALTHCARE


FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 19, 1996

CONTACT:         GUY W. EDWARDS
                 SENIOR VICE PRESIDENT AND CFO
                 PHONE:  (601) 856-5900

[RIDGELAND, MS] --- Gulf South Medical Supply, Inc. (NASDAQ: GSMS) today announced that it has entered into an agreement to acquire Gateway Healthcare Corporation for approximately $38.8 million, consisting principally of cash, and warrants to purchase 450,000 shares of Gulf South common stock. The acquisition is subject to certain closing conditions, including compliance with the Hart-Scott-Rodino Act requirements, and is expected to close within 60 days. Montgomery Securities acted as financial advisor to Gulf South.

Based in Richmond, Virginia, Gateway Healthcare, a privately-owned distributor of medical supplies and related products to long-term care facilities and office-based physicians, has a strong presence in the New England and Mid-Atlantic marketplaces, with sales of approximately $67 million for the past twelve-month period. The acquisition will add 38 additional field sales representatives and 9 distribution facilities.

In announcing this acquisition, Thomas G. Hixon, Gulf South's Chairman, President and Chief Executive Officer said, "The acquisition of Gateway Healthcare brings together two prominent national distributors with complementary product lines and services, and is consistent with our growth strategy of augmenting Gulf South's internal growth with strategic acquisitions. Gateway has an excellent reputation of providing quality products and services to its customer base, and has strong relationships with several national nursing home chains. In addition, Gateway's significant presence among independent operators of long-term care facilities will complement our concentration of business with national chains, and also supplement our presence in the New England and Mid-Atlantic markets. With the addition of the Gateway management team to our own, we will work together to leverage and strengthen our existing infrastructure, and to enhance our position as a leader in our industry."

Gulf South Medical Supply, Inc. is a leading national distributor of medical supplies and related products to the long- term care industry. The Company provides products and services to approximately 9,500 long-term care facilities in all 50 states. The Company's customers range from independent nursing home operators to large national chains offering a broad range of healthcare services, as well as home healthcare and sub-acute, rehabilitative and transitional care providers. Through its 11 full-service regional distribution centers, the Company offers both national coverage to multi-facility customers and local service to individual facilities and independent operators.

The foregoing statements that are not historical facts may be forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, successfully integrating the Gateway business, competitive factors, pricing pressures and changes in customer requirements and product mix. Further information on potential factors that could affect the Company's financial results are included in the Company's periodic reports filed with the Securities Exchange Act of 1934, as amended, including, but not limited to, the Form 10-Q for the quarter ended September 30, 1996. Any forward-looking statements should be considered in light of these factors. Actual results may vary.